EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY RAISES QUARTERLY DIVIDEND BY 12%

New York, May 22, 2014 -- The Board of Directors of Tiffany & Co. (NYSE - TIF) has declared a regular quarterly dividend of $0.38 per share of Common Stock, reflecting a 12% increase in the quarterly rate. This action increases the quarterly dividend from $0.34 per share (or $1.36 annually) to the new rate of $0.38 per share (or $1.52 annually).

Michael J. Kowalski, chairman and chief executive officer, announced the dividend increase at Tiffany’s Annual Meeting of Stockholders and said, “Our strategic framework continues to successfully drive sales and earnings growth through the creation of inspiring jewelry and accessories, a highly developed supply chain, dynamic marketing communications, an expanding global store base and wonderful shopping experiences. Just yesterday, we were pleased to report strong sales and earnings growth and healthy cash flow for our first quarter. This represents the 13th dividend increase in the past 12 years.”

The dividend will be paid on July 10, 2014 to stockholders of record on June 20, 2014. Future dividends are subject to declaration by the directors.

Company Description
Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe, the United Arab Emirates and Russia, and engages in direct selling through Internet, catalog and business gift operations. For more information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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